Airspan Networks Announces Third
Quarter 2007 Results

Highlights

•	WiMAX revenues at $16.1 million represent 72% of total revenues and 163% increase year over year
•	WiMAX shipments in the third quarter amounted to $18 million
•	Total revenue decreased by 18% quarter over quarter to $22.5 million, driven by decline in non-WiMAX business
•	Six WiMAX Customers each at more than $1 million in revenues
•	Public equity offering raises $32 million net of fees and expenses
•	Cash at $49 million (includes cash equivalents, short-term investments, restricted cash)

BOCA RATON, Fla. – November 7, 2007 – Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX and Wi-Fi based broadband wireless access networks, today announced results for the quarter ending September 30, 2007. Revenue decreased by 18% to $22.5 million compared to $27.3 million in the same quarter last year. This decrease is due to a decline in non-WiMAX revenues partially offset by a significant increase in WiMAX revenues. The gross margin was 35%, compared with 27% in the same period last year. Net loss attributable to common stockholders was $9.9 million or $0.24 per share for the third quarter 2007, compared with $18.3 million, or $0.46 per share for the same period last year.

Key Figures	Third Qtr	Third Qtr	Nine Months	Nine Months
In $US thousands except for EPS	2007	2006	2007	2006
Total Revenue	22,470	27,303	71,203	96,538
WiMAX Revenue	16,119	6,119	44,946	32,983
Non-WiMAX Revenue	6,351	21,184	26,257	63,555
Gross profit	7,790	7,256	17,892	22,419
Operating Expenses	13,583	16,289	40,952	48,488
Net Loss	(5,769)	(9,123)	(22,573)	(25,084)
Deemed dividend associated with preferred stock	(4,138)	(9,179)	(4,138)	(9,179)
Net loss attributable to common stockholders	(9,907)	(18,302)	(26,711)	(34,263)
Net loss per share	($0.24)	($0.46)	($0.65)	($0.86)
Weighted Average Common Shares Outstanding (1)	41,905,579	40,137,526	41,084,881	39,924,492

(1)	Excludes shares of common stock issuable on exercise of stock options and 21,630,856 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

“We have brought in a well executed quarter as we continue the transition to being a pure play WiMAX supplier,” said Eric Stonestrom, Airspan’s president and chief executive officer. “Our addressable market is expanding and we continue to win WiMAX business in the face of stiff competition. We are targeting the WiMAX market with a wide selection of frequency bands and upgradeable and scalable products to meet our customers’ needs. Airspan’s underlying business fundamentals are improving as we continue to leverage our strong development efforts in WiMAX technology into increasing our customer base.”

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Third Quarter 2007 Results, page 2

Business highlights:

Significant contract awards have been registered during the quarter including a win for the first WiMAX initiative by Telenor to bring wireless broadband coverage to Norway. Business also continued to be strong in Eastern Europe and the Middle East as carriers are seeing a growing market demand for wireless voice and data services in a range of licensed and unlicensed frequencies.

Airspan has achieved product development milestones including the latest release of its MIMO Mobile WiMAX software for its HiperMax base station as well as the introduction of its next generation personal Mobile WiMAX client device family called MiMAX™, a USB2.0 based device, operating in four frequency ranges. The MiMAX™ USB device won the Best of WiMAX World USA award at the WiMAX World USA Show held in Chicago at the end of September.

Airspan continued to develop its Mobile WiMAX ecosystem, expanding the relationship with Starent Networks and continued to support industry standards by successfully demonstrating interoperability of its HiperMAX Mobile base stations and its MiMAX™ USB device with products from other companies at the recent WiMAX Forum Fourth Public WiMAX Plugfest held in Taiwan.

Financial Highlights:

WiMAX revenues grew to $16.1 million, representing 72% of total third quarter revenues. The 18% drop in total revenues to $22.5 million from $27.3 million in the same period last year resulted from a decrease in non-WiMAX business, partially offset by the significant increase in WiMAX revenues. Gross margin was 35%, a strong improvement over the 27% recorded in the third quarter 2006, underlining the more favorable product mix of WiMAX over non-WiMAX revenues. Total operating expenses decreased by 17% over the same period last year. Third quarter 2006 operating expenses included a restructuring charge of $1.5 million.

Geographical breakdown of revenue for the quarter was as follows: 36% from Latin America and the Caribbean; 33% from Europe; 14% from Africa and the Middle East; 8% from Asia; and 9% from North America.

Cash and cash equivalents amounted to $49.0 million (includes cash equivalents, short-term investments, restricted cash) at September 30, 2007. During the quarter $28.0 million, net of underwriting fees and expenses, was raised in a public equity offering. In addition, shortly after the end of the quarter, the underwriters exercised their over allotment provision for an additional $4.2 million of net proceeds to the company. Borrowings under the Silicon Valley Bank Line of Credit were maintained at $7.5 million.

Third Quarter 2007 Results, page 3

“We are pleased to report the improved operating metrics as well as the successful completion of the recent public offering. The additional cash reserves allow us to move forward on a solid footing and provide increased confidence to our customers and other business partners. We continue to closely monitor our cost structure to achieve supply chain and operational savings while, at the same time, remaining committed to a strong research and development program for Mobile WiMAX technology and product marketing,” commented David Brant, Airspan’s chief financial officer.

Outlook

“A growing number of industry leaders, both business and regulatory, are embracing WiMAX as part of their wireless broadband initiative,” said Mr. Stonestrom. “WiMAX continues to be recognized as a robust mobile technology, evidenced by the recent ITU endorsement of WiMAX as an international mobile standard. Airspan is steadily growing its footprint and has a solid order backlog which supports our target of full year WiMAX revenue of $65 million. In addition, we expect to deliver WiMAX products for some projects with revenue criteria that will result in a deferral of revenue until 2008. We also expect that our non-WiMAX business will generate about $4 million in the fourth quarter, bringing our full year revenue to approximately $95 million.”

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Conference Call

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call, Conference ID 19459371. A replay of the call will be available approximately two hours following the live session through December 7, 2007. The U.S. toll-free number for the replay is (800) 642-1687; international dial in number for the replay is +1 (706) 645-9291. Please use access code 19459371.

Investors may also register for the audio web cast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=43438.

Third Quarter 2007 Results, page 4

About Airspan Networks Inc.

Airspan Networks provides wireless voice and broadband data systems and solutions for the fixed and mobile WiMAX and Wi-Fi markets, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz. Airspan has a strong wireless product roadmap that includes WiMAX Forum Certified equipment and products meeting 802.11 a/b/g Wi-Fi standards, Airspan’s HiperMAX and MicroMAX base station products support portable and mobile 802.16e-2005 WiMAX alongside fixed and nomadic 802.16-2004 products. Airspan products also include “self install” and professionally installed customer premise equipment. Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments in more than 100 countries with more than 400 operators, 100 of which use Airspan's WiMAX Forum Certified and non-certified products. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is an international telecommunications equipment provider headquartered in Boca Raton, Florida.

More information on Airspan can be found at http://www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company's 2007 Quarterly Reports on Form 10-Q. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Third Quarter 2007 Results, page 5

Airspan Networks Inc.

Consolidated Balance Sheets
(in thousands)

	December 31, 2006	September 30, 2007
	(audited)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,890	$38,300
Restricted cash	1,111	237
Short-term investments	10,233	10,513
Accounts receivable, less allowance for doubtful accounts	31,063	26,796
Unbilled accounts receivable	711	274
Inventory	23,624	17,490
Prepaid expenses and other current assets	5,935	5,363
Total Current Assets	88,567	98,973

Property, plant and equipment, net	5,705	5,483
Goodwill	10,231	10,231
Intangible assets, net	2,806	2,103
Other non-current assets	3,245	3,186

Total Assets	$110,554	$119,976

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$15,940	$15,687
Accrued taxes	687	681
Deferred revenue	6,656	5,113
Customer advances	1,665	1,233
Other accrued expenses	16,197	11,302
Short-term debt	-	7,500
Total Current Liabilities	41,145	41,516

Non Current Liabilities
Long-term debt	1,707	1,739

Stockholders’ Equity
Common stock	12	17
Note receivable - stockholder	(87)	(87)
Additional paid in capital	308,768	344,493
Accumulated deficit	(240,991)	(267,702)
Total Stockholders’ Equity	67,702	76,721

Total Liabilities and Stockholders’ Equity	$110,554	$119,976

Third Quarter 2007 Results, page 6

Airspan Networks Inc.

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Quarter End		Year-to-Date
	October 1, 2006	September 30, 2007	October 1, 2006	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$27,303	$22,470	$96,538	$71,203
Cost of revenue	(20,047)	(14,680)	(74,119)	(53,311)

Gross profit	7,256	7,790	22,419	17,892

Operating expenses:
Research and development	6,065	6,186	18,850	17,573
Sales and marketing	4,051	3,521	13,582	10,391
Bad debt provision	297	632	1,548	1,587
General and administrative	4,072	3,010	12,154	11,184
Amortization of intangibles	276	234	826	702
Restructuring	1,528	-	1,528	(485)

Total operating expenses	16,289	13,583	48,488	40,952

Loss from operations	(9,033)	(5,793)	(26,069)	(23,060)

Interest expense	(78)	(175)	(162)	(246)

Interest and other income	5	223	885	794

Loss before income taxes	(9,106)	(5,745)	(25,346)	(22,512)

Income tax (credit)/charge	(17)	(24)	262	(61)

Net loss before deemed dividend	(9,123)	(5,769)	(25,084)	(22,573)

Deemed dividend associated with preferred stock	(9,179)	(4,138)	(9,179)	(4,138)

Net loss attributable to common shareholders	$(18,302)	$(9,907)	$(34,263)	$(26,711)

Net loss attributable to common shareholders per share - basic and diluted	$(0.46)	$(0.24)	$(0.86)	$(0.65)

Weighted average shares outstanding- basic and diluted	40,137,526	41,905,579	39,924,492	41,084,881